Exhibit 21.1

List of Subsidiaries

United Development Funding IV Operating Partnership, L.P., A Delaware limited partnership
UDF IV Home Finance, L.P., a Delaware limited partnership
UDF IV Home Finance I, L.P., a Delaware limited partnership
UDF IV Home Finance II, L.P., a Delaware limited partnership
UDF IV Acquisitions, L.P., a Delaware limited partnership
UDF IV HF Manager, LLC, a Delaware limited liability company
UDF IV Finance I Manager, LLC, a Delaware limited liability company
UDF IV Finance II Manager, LLC, a Delaware limited liability company
UDF IV Acquisitions Manager, LLC, a Delaware limited liability company